PRIVILEGED & CONFIDENTIAL

AMENDMENT to the Credit Card Program Agreement

This Amendment (“Amendment”) will be effective as of April 30, 2023 (“Effective Date”) by and between Dillard’s, Inc., (“Dillard’s” or “the Company”) and Wells Fargo Bank, N.A., (“Wells Fargo” or “the Bank”). This Amendment Amends the Credit Card Program Agreement made as of March 31, 2014, in effect between the Company and the Bank (the “Agreement”). Capitalized terms will have the meaning given in the Agreement, unless otherwise noted.

RECITALS

WHEREAS, the Parties wish to amend the Agreement on the terms and conditions set forth herein, substituting the Secured Overnight Financing Rate (SOFR) rate system for LIBOR rate system;

NOW, THEREFORE, in consideration of the covenants, promises, obligations and conditions set forth below and in the Agreement, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties to this Amendment, intending to be legally bound, agree to amend Schedule 9.1 as follows:

1.	The term “Benchmark LIBOR Rate” is deleted in its entirety and replaced with the following language:

“Benchmark SOFR Rate” means [redacted]

2.	The term “Effective LIBOR Rate” and its accompanying definition is deleted in its entirety and replaced with the following language:

“Effective SOFR Rate” means the 90-day average SOFR rate for the last Friday of the Fiscal Month, which is published by the Federal Reserve Bank of New York, at approximately 8 a.m. Eastern Time and can be currently found at https://www.newyorkfed.org/markets/reference-rates/sofr-averages-and-index.

3.	The term “LIBOR Adjustment” and its accompanying definition is deleted in its entirety and replaced with the following language:

“SOFR Adjustment” means, for any period, the product of (a) the Average Daily Balance and (b) the Effective SOFR Rate minus the Benchmark SOFR Rate and (c) the number of days in such period divided by 365. The SOFR Adjustment may be a negative number and if so the subtraction of such SOFR Adjustment for purposes of Risk Adjusted Margin shall increase Risk Adjusted Margin.

4.	The definition accompanying term “Risk Adjusted Margin” is deleted in its entirety and replaced with the following language:

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PRIVILEGED & CONFIDENTIAL

“Risk Adjusted Margin” means for any calendar month, calendar year, or Fiscal Year, an amount equal to Financing Income, plus Ancillary Product Income, minus the sum of Program Net Losses, minus the SOFR Adjustment, all calculated for such calendar month, calendar year or Program Year, as the case may be.”

In WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the Effective Date, and each Party warrants and represents that its respective signatory has been, and is on the Effective Date, duly authorized by all necessary and appropriate corporate action to execute this Amendment.

AGREED TO AND ACKNOWLEDGED BY:

Dillard’s Inc.

(Dillard’s or Company)

By: /s/Phillip R. Watts

Date: 6/13/23

Name (Print): Phillip R. Watts

Title: SVP, Co-PFO

Wells Fargo Bank, N.A.

(Wells Fargo or Bank)

By: /s/Hardik Chaudhari

Date: 6/13/23

Name (Print): Hardik Chaudhari

Title: Head of Partnerships, Loyalty & Strategy